Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Ucommune International Ltd. on Form F-4 of our report dated August 19, 2020, with respect to our audits of the combined and consolidated balance sheets of Ucommune Group Holdings Limited as of December 31, 2018 and 2019, the related combined and consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2018 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

August 19, 2020

BEIJING OFFICE • Unit 2419-2422 • Kerry Center South Tower•1 Guanghua Road• Chaoyang District, Beijing • 100020

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumbp.com